FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                       ___________________________________

                         21ST CENTURY TECHNOLOGIES, INC.
              (Exact name of registrant as specified in its charter

                                     NEVADA
                         (State or other jurisdiction of
                         Incorporation or organization)

                                    48-11056
                     (I.R.S. Employer Identification Number)

                         21st CENTURY TECHNOLOGIES, INC.
                       2700 W. SAHARA BOULEVARD, SUITE 440
                             LAS VEGAS, NEVADA 89102
                                 (702) 248-1588
          (Telephone number, including area code of agent for service)

                                    Copy to:

                                  Jesse Cortez
                            2700 W. Sahara Boulevard
                                    Suite 440
                             Las Vegas, Nevada 89102
                                 (702) 248-0799


                        CALCULATION OF REGISTGRATION FEE
________________________________________________________________________________

TITLE OF SECURITIES    PROPOSED MAXIMUM    PROPOSED MAXIMUM    AGGREGATE
TO BE REGISTERED       AMOUNT TO BE        OFFERING PRICE      OFFERING PRICE
                       REGISTERED(1)       PER SHARE (2)

COMMON STOCK           12,000,000          $.03                $360,000.00
($0.001 PAR VALUE)
________________________________________________________________________________

(1) Represents 12,000,000 shares of Common Stock to be issued to consultants as compensation for services rendered

(2) Estimated solely for the purpose of determining the amount of registration fees and pursuant to Rules 457(c) and 457(h) of the General Rules and Regulations under the Securities Act of 1933.


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PART 1.

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.           Plan Information*

Item 2.           Registrant Information

Purposes:

The Common Stock will be issued by the Company pursuant to an agreement entered into between the Consultants and the Company and approved by the Directors of the Company (the "Board of Directors"). The agreement is intended to provide a method whereby the Company may be stimulated by the personal involvement of the Consultants in the Company's business thereby advancing the interests of the Company and all of its shareholders.

Common Stock:

The Board has authorized the issuance of up to 12,000,000 shares of the Common Stock to the Consultants upon effectiveness of the Registration Statement.

Consultants:

The Consultants have agreed to provide their expertise and advice to the Company on a non-exclusive basis for the purpose of generally representing the Company with respect to certain legal matters.

No Restriction on Transfer":

Upon the shares being "Earned" pursuant to the terms of the Consultants' engagement agreements, the Consultants will become the record and beneficial owners of the shares of Common Stock upon issuance and delivery and are entitled to all of the rights of ownership, including the right to vote any shares awarded to receive ordinary cash dividends on the Common Stock.

Tax Treatment to the Consultants:

The Common Stock is not qualified under Section 401(a) of the Internal Revenue Code. The Consultants, therefore, will be deemed for federal income tax purposes to recognize ordinary income during the taxable year in which the first of the following events occurs: (a) the shares become freely transferable, or (b) the shares cease to be subject to a substantial risk of forfeiture. Accordingly, the Consultants will receive compensation taxable at ordinary rates equal to the fair market value of the shares on the date of receipt since there will be no substantial risk of forfeiture or other restrictions on transfer. If, however, the Consultant receives shares of common stock pursuant to the exercises of an option or options at an exercise price below the fair market value of the shares on the date of the exercise, the difference between the exercise price and the fair market value of the stock on the date of exercise will be deemed ordinary income for federal tax purposes. The consultants are urged to consult their tax advisors on this matter. Further, if any recipient is an "affiliate", section 16(b) of the Exchange Act is applicable and will affect the issue of taxation.


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Tax Treatment to the Company:

The amount income recognized by any recipient hereunder in accordance with the foregoing discussion will be an expense deductible by the Company for the federal income tax purposes in the taxable year of the Company during which the recipient recognizes income.

Restrictions of Resales:

In the event that an affiliate of the Company acquires shares of common stock hereunder, the affiliate will be subject to Section 16(b) of the Exchange Act. Further, in the even that any affiliate acquiring shares hereunder has sold or sells any shares of common stock in the six months preceding or following the receipt of shares hereunder, any so call "profit" as computed under Section 16(b) of the Exchange Act, would be required to be disgorged from the recipient to the Company. Services rendered have recognized as valid consideration for the "purchase" of shares in connection with the "profit" computation under Section 16(b) of the Exchange Act. The Company has agreed that for the purpose of any "profit" computation under 16(b) the price paid for the common stock issued to affiliates is equal to the value of services rendered. Shares of Common tock acquired hereunder by persons other than affiliates are not subject to Section 16(b) of the Exchange Act.

Documents Incorporated by Reference:

The Company hereby incorporates (i)its annual report of Form 10-KSB for the year ended December 31, 2002, filed pursuant to Section 13 of Exchange Act; (ii) any and all Forms 10-QSB filed under the Securities or Exchange Act subsequent to any filed form 10-KSB, as well as all other reports filed under Section 13 of the Exchange Act; and (iii) its annual report, if any, to the shareholders delivered pursuant to Rule 14a-3 of the Exchange Act. In addition, all further documents filed by the Company pursuant to Sections 13, 14 or 15(d) of the Exchange Act prior to the termination of this offering are deemed to incorporated by reference into this Prospectus and to be part hereof from the date of the filing. All documents which when taken together, constitute this Prospectus will be sent or given to participants by the Registrant as specified by Rule 428(b)(1) of the Securities Act.

Item 2.  Registrant Information:

A copy of any document or part hereof incorporated by reference in this Registration Statement but not delivered with this Prospectus or any document required to be delivered pursuant to Rule 42(b) under the Securities Act will be furnished without charge upon written or oral request. Requests should be sent to 2700 W. Sahara Boulevard, Suite 440, Las Vegas, Nevada 89102.

Jesse Cortez has rendered an opinion on the validity of the securities being registered.

The Financial statements of 21st Century Technologies, Inc., by reference in the Company's Annual Report (Form 10-KSB) for the period ended December 21, 2002, have been audited by Turner, Stone and Company LLP, independent auditors, as set forth in their report incorporated herein by reference and are incorporated herein by reference and are incorporated herein in reliance upon such report given upon the authority of the firm as experts in auditing and accounting.


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Indemnification of Officers and Directors:

Insofar as indemnification of liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the company, the company has been informed that in the opinion of the commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

The documents containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not being filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in the Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference:

         The following documents filed by 21st Century Technologies, Inc. (the "Company")) with the Securities and Exchange Commission (the "Commission") are incorporated by reference herein:

     (a) The Company's annual report of Form 10-KSB for the fiscal year ended December 21, 2002, filed April 17, 2003, file number 000-29209.
     (b) The Company's Form 10-QSB for the quarter ended March 31, 2003, filed May 20, 2003
     (c) The Company's Form 10-QSB for the quarter ended June 30, 2003, filed August 19, 2003.
     (d) Any document filed by the Company with the Commission pursuant to Sections 13(a), 13(c) 14 or 15(d) of the Exchange Act subsequent to the date hereof, but prior to the filing of a post effective amendment to this Registration Statement which indicates that all shares of common stock registered hereunder have been sold or that deregisters all such shares of common stock then remaining unsold, such documents being deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

Item 4.  Description of Securities:

         Not Applicable

Item 5.  Interests of Named Experts and Counsel:

         John Hopf, Hugh O'Neill and Kevin Romney do consulting work for 21st Century Technologies from time to time.


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Item 6.  Indemnification for Directors and Officers:

         The Company's indemnification policy covering offers and directors, as contained in the by-laws, provides that the Company may indemnify its officers or directors for costs reasonably incurred in connection with civil, criminal, administrative and investigative proceedings. The Company may purchase indemnification insurance for officers and directors.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 7.  Exemption from Registration Claimed:

                  Not Applicable

1tem 8.  Exhibits:

         The exhibits to this Registration Statement are listed in the index to Exhibits on Page 8.

Item 9.  Undertakings:

(a)         The undersigned registrant hereby undertakes:

           (1) To filed during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                (iii)To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraph 1(I) and 1(ii) do not apply if the information required to included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or
                     Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.


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           (2)  That for the purpose of determining any liability under the
                Securities Act of 1933, each such post-effective amendments shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities Being registered hereunder that remain unsold at the termination of the offering.

      (b) The undersigned company hereby undertakes that for purposes of determining any liability. Under the Securities Act of 1933, each filing of the company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities and Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the above-described provisions or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the even that a claim for indemnification against such liabilities (other than payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable ground to believe that it meets all of the requirements for filing a form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Las Vegas, Nevada on August 22, 2003.

21st Century Technologies, Inc.

by /s/ ARLAND D. DUNN
   _____________________________________
       Arland D. Dunn, President and CEO


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POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS:

Each person whose signature appears below constitutes and appoints Arland D. Dunn, acting individually as his attorney-in-fact, each with full power of substitution and resubstitution, for him, in any and al capacities, to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, or their substitute or substitutes, may lawfully do or cause to done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


Signature                           Title                              Date

/s/ ARLAND D. DUNN         President and CEO                  August 22, 2003
__________________
    Arland D. Dunn


INDEX TO EXHIBITS

Exhibit  Description
No.

4.1      Advisory and Consulting Agreements

5.1 Opinion of Counsel, regarding the legality of the securities registered hereunder.

23.1     Consent of Turner, Stone & Company  LLP

23.2     Consent of Counsel (Included as part of Exhibit 5.1)

24       Power of Attorney (Contained within Signature Page)

         Number of Shares and Options

                 12,000,000